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                                                                   EXHIBIT 10.28

                                LETTER OF INTENT

November 5, 1999

From:

Vibro-Tech Industries, Inc. ("VTI")
201-11240 Bridgeport Road
Richmond, B.C. Canada V6X 1T2

Attention: Mr. Jock Chong, President and Chief Executive Officer

Tel: 604-278-3337
Fax: 604-278-2712
Email: bjchong@vibro-tech.com
       ----------------------

To:

Cimko Technological Installations Engineering Consulting Industry Trade Ltd. ("Cimko") Istanbul, Turkey

Attention: Mr. Ertugrul Kasaci

Web site: www.cimko.com.tr

Re: Proposal for Turkish Joint Venture Through Corporation to be Incorporated Called Vibro-Tech Eurasia Ltd.

Whereas:

A. VTI through its subsidiaries in China and Hong Kong has available to it the design capabilities of Dr. Fu Lin Zhou and through such subsidiaries manufactures, markets and sells seismic rubber isolated bearings the ("Bearings") in China, Japan, Korea and other countries;

B. Cimko wishes to enter into a joint venture with VTI for Turkey, certain countries in the Europe, the Middle East and Central Asia named on a schedule A to this letter of intent by incorporating a Turkish company to be called Vibro-Tech Eurasia Ltd. ("VEL");

C. It is proposed that VEL operate in Turkey and the countries of Europe, the Middle East and Central Asia.


WITNESESS THE PARTIES COVENANT AND AGREE AS FOLLOWS:

1. VTI and Cimko will proceed under the law of Turkey to incorporate and organize in accordance with Turkish law VEL at the cost of Cimko and VEL will maintain its office and books of account in Istanbul, Turkey at an address to be agreed by VTI and Cimko.

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2. The association of VTI and Cimko is as independent contractors and none of
VTI, Cimko or their respective subsidiaries, directors, officers or employees is for the purposes of this Agreement employees or agents of, or co-venturers with, VEL and nothing in this Agreement will be construed so as to make them employees, agents or co-venturers of VEL or to impose any liability on VEL as an employer, principal or co-venturer.

3. The shareholders of VEL will be VTI, which will hold 51% of the outstanding shares of VEL, and Cimko, which will hold 49% of the outstanding shares of VEL.

4. As part of the ownership of 49% of the outstanding shares of VEL, Cimko will advance from time to time up to US$50,000 for the initial expenses of VEL to get the business of VEL started and will be repaid from profits, non-interest bearing.

5. The board of directors of VEL will be comprised of Mr. Boo Jock Chong, Mr. Ertugrul Kasaci and Dr. Zhou Fu Lin. Officers of VEL will initially be Mr. Kasaci in the position of managing director and such other officers as are from time to time appointed by the board of directors.

6. The financial year end of VEL will be December 31 and VEL engage an accounting firm acceptable to VTI that can produce in accordance with U.S.A. generally accepted accounting principles quarterly unaudited financial statements and an annual audited financial statement.

7. The purpose of forming and organizing VEL is to:

(a) obtain government qualification of, and market and sell, Bearings in Turkey;
(b) procure projects in Turkey that require equipment seismic product including retrofitting of structures and infrastructures with Bearings; (c) make VEL responsible for government qualification, and marketing and sales in the countries in Europe, the Middle East and Central Asia listed in Schedule A.

8. All Bearings and any future new design of Bearings owned and sold by VTI and its subsidiaries will be sold by the appropriate subsidiary of VTI, which may be Shantou Vibro-Tech Industrial and Development Ltd., Shantou City, Guangdong Province, China, or Vibro-Tech Industries Ltd. of Hong Kong or such other corporation designated from time to time by VTI.

9. VEL will engage Mr. Erugul Kasaci as the managing director of VEL with a management contract for at least three years, renewable from year to year thereafter. The management contract will also contain a non-competition clause to operate for two years if Mr. Kasaci leaves VEL for a reason not acceptable to VTI. Mr. Kasaci will receive no salary from VEL but will be compensated by receiving bonuses and commissions determined from time to time by the board of directors and by receiving options to purchase shares of VTI as determined from time to time by the board of directors of VTI. Mr. Kasaci will have all the powers of a managing director as are customary and usual under Turkish law.

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10. This letter of intent and the formation of the agreement contained in it is subject to:

(a) approval by resolution of the board of directors of VTI;

(b) acceptance by VTI of the agreement after having made due inquiry of the corporate and other laws of Turkey as they relate to VEL and the proposed operations of VEL.

VTI will use its best efforts to satisfy these subjects within one month of the date of this Agreement.

11. This is a letter of intent only and does not constitute a binding contract between VTI and Cimko. This letter of intent will be replaced with a binding contract setting out all the features of the joint venture between VTI and Cimko.

12. All intellectual property rights, and any modifications or alterations to intellectual property rights, remain the property of VTI and its subsidiaries, but VEL may be registered as the user of such intellectual property in countries where such registration is from time to time deemed appropriate.

13. When a binding agreement is made between the parties, any dispute not settled between the parties will be determined under the procedures applying to the arbitration of private disputes under the law of the Geneva convention.

13. Before a binding agreement is made, the parties will agree upon, and include in the binding agreement, their understanding of the following matters:

(a) warranties to be given by VTI and its subsidiaries relating to the sale and use of Bearings;

(b) provision of important information from time to time by VEL in order that VTI remains in compliance with applicable U.S.A. securities laws;

(c) budgets for VEL and the contribution off VI and Cimko to the budgets of VEL;

(d) grant to VTI of right of first refusal to buy the shares of VEL owned by Cimko and the right of VTI to refuse to give a consent to a purchaser of shares of VEL owned by Cimko if such purchaser is not acceptable to VTI;

(e) agreement of VTI not to issue more shares or other securities without the prior consent of VEL;

(f) termination of relationship; and

(g) such other subjects as may be raised by VTI or Cimko before the finalization and signing of the binding agreement forming the joint venture for the operation of VEL.

If you are in agreement with this letter of intent, please sign below to indicate your approval and we will proceed as set out in the letter of intent to form, and start the business of VEL, and negotiate, finish and sign the formal agreement to govern the joint venture.

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VIBRO-TECH INDUSTRIES, INC.           CIMKO TECHNOLOGICAL INSTALLATIONS
                                      ENGINEERING CONSULTING INDUSTRY TRADE LTD.

By: /s/ Jock Chong                    By: /s/ Ertugrul Kosaci
   Jock Chong, President                  Ertugrul Kosaci, President